UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  July 12 , 2011

Commission File Number:  00053290

CHROMADEX CORPORATION
(Exact name of small business issuer as specified in its charter)

Delaware
(State or other jurisdiction of incorporation or organization)
262940963
(IRS Employer Identification No.)

10005 Muirlands Blvd., Suite G, Irvine, California 92618
(Address of principal executive offices)

949-419-0288
(Registrant's Telephone number)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On July 12, 2011, ChromaDex, Inc., a California corporation and wholly owned subsidiary of ChromaDex Corporation, a Delaware corporation ("Chromadex"), entered into a License Agreement (the "Agreement") with Cornell University ("Cornell"). Under the terms of the Agreement, Cornell granted to ChromaDex a worldwide, exclusive, sublicensable right and license to use certain patent rights relating to the compound known as Nicotinamide Riboside, for use in dietary supplement, food, food additive, cosmetic, and drug products. The Agreement terminates on the earliest of the expiration date of the last to expire patent right. Cornell may terminate the Agreement early if Chromadex is unable to satisfy certain milestone requirements set forth in the Agreement. ChromaDex may terminate the Agreement at any time upon 90 days' prior written notice.

As consideration for the license granted, ChromaDex will make a cash payment to Cornell. Additionally, ChromaDex will pay Cornell annual license maintenance fees ranging from $15,000 to $75,000 during the period prior to generation of commercial sales, earned royalties on net sales of all licensed products, payments upon the completion of certain strategic milestones, as well as other consideration associated with sublicensing and manufacturing of the compound.

ChromaDex has agreed to diligently develop, manufacture and sell licensed products and must achieve certain milestone events set forth in the Agreement.

The foregoing is a summary of the material terms of the Agreement and does not purport to be complete. You should read the complete Agreement, which shall be attached as an exhibit to ChromaDex Corporation's Quarterly Report on Form 10-Q for the quarter ended October 1, 2011 and, when filed, such Agreement shall be incorporated by reference herein. ChromaDex Corporation will seek confidential treatment for certain terms of the Agreement at the time of filing such Quarterly Report.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHROMADEX CORPORATION

Date:   July 13, 2011
By:	/s/ Frank L. Jaksch Jr.

Name: Frank L. Jaksch Jr.
Title: Chief Executive Officer